Exhibit 4.1
AMENDMENT TO WARRANT CERTIFICATES

AMENDMENT TO WARRANT CERTIFICATES, dated as of December 23, 2011 (this “Warrant Amendment”) by and among the persons whose names appear on the signature pages hereto (each a “Required Holder” and together, the “Required Holders”), and Parlux Fragrances, Inc., a Delaware corporation (the “Company”).
WHEREAS, the Company has issued warrants to purchase 6,000,000 shares of the common stock, $.01 par value, of the Company to the persons identified on Schedule A (the “Holders”) attached hereto (collectively, the “Licensor Warrants”) pursuant to that certain Agreement dated April 3, 2009 (the “Agreement”) by and between the Company and Artistic Brands Development, LLC (f/k/a Iconic Fragrances, LLC) (“Licensor”) and subject to the terms and conditions of that certain Letter Agreement dated April 3, 2009 by and among the Company, Licensor and Rene Garcia (as amended, the “Letter Agreement”);

WHEREAS, the Required Holders hold Licensor Warrants exercisable for a majority of the common stock issuable under all of the Licensor Warrants;
WHEREAS, the Licensor Warrants provide that all of the Holders of the Licensor Warrants (each, a “Holder” and collectively, the “Holders”) have certain rights upon the occurrence of a merger of the Company with and into another entity;
WHEREAS, concurrently with the execution of this Warrant Amendment, the Company is entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Perfumania Holdings, Inc. (“Parent”) and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, (i) the Company will merge with and into Merger Sub (the “Merger”), and (ii) except as otherwise provided in the Merger Agreement, each outstanding share of the common stock of the Company, $.01 par value per share will be converted into the right to receive the consideration set forth in the Merger Agreement; and
WHEREAS, in connection with the Merger, the Company and the Required Holders have agreed to certain amendments to the Licensor Warrants and certain other agreements, as set forth herein.
NOW, THEREFORE, pursuant to Section 9.3 of each of the Licensor Warrants and in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:
1.Definitions. Capitalized terms used and not otherwise defined in this Warrant Amendment shall have the meanings assigned to such terms in the Licensor Warrants.

2.Lawful and Adequate Consideration; Alternate Consideration; Other Amendments. Subject to the provisions of Section 2.10 of the Merger Agreement and Section 5 below:

(a)notwithstanding anything to the contrary contained in the Licensor Warrants, the Agreement or the Letter Agreement, at the Effective Time (as defined in the Merger Agreement), in accordance with Section 2.8(b)(ii) of the Merger Agreement, each outstanding and unexercised Licensor Warrant will cease to represent a warrant to purchase Common Stock and will be converted automatically into a fully-vested warrant (a “Parent Warrant”) to purchase a number of shares of Parent Common Stock (as defined in the Merger Agreement) equal to the product (rounded down to the nearest whole share) of (x) the number of shares of Common Stock subject to such Licensor Warrant and (y) the Exchange Ratio (as defined in the Merger Agreement), at an exercise price per share of Parent Common Stock equal to $8.00 (the “Licensor Warrant Consideration”);

(b)the aggregate Licensor Warrant Consideration payable to the Holders pursuant to this Warrant Amendment shall be deemed, for purposes of Section 2.5 of each Licensor Warrant, to be lawful and adequate and in full satisfaction of the requirement to provide Alternate Consideration;

(c)notwithstanding anything to the contrary contained in the Licensor Warrants, the Agreement or the Letter Agreement, at the Effective Time the vesting schedule contemplated by Section 1.1(a) of each Licensor Warrant converted into a Parent Warrant shall immediately accelerate such that each such Parent Warrant shall be fully exercisable from and after the Effective Time through the end of the applicable Exercise Period with respect to such converted Licensor Warrant;

(d)Section 3.3 of the Licensor Warrants shall be amended by:
(i) changing all references to 19.9% in subsection (a) thereof to 28%; and
(ii)deleting subsection (b) thereof;

(e)Section 9.2 of the Licensor Warrants shall be amended by replacing “20% or more” with “more than 28%”;

(f)except as set forth herein, each Parent Warrant shall otherwise continued to be governed by the same terms and conditions as were applicable to the Licensor Warrant that converted into such Parent Warrant immediately prior to the Effective Time; and

(g)following the Closing Date, at a Holder's request, Parent shall promptly issue to the Holder a new warrant consistent with the foregoing provisions of this Paragraph 2 and evidencing the Holder's right to purchase the shares of Parent Common Stock issuable upon exercise of the Holder's Parent Warrants (it being understood that references in such new warrant to “the Company” shall be references to Parent).

3.Registration Rights. Subject to the provisions of Section 5 below, Section 7.1 of the Licensor Warrants shall be deleted in its entirety and replaced with the following:

Section 7.1 Automatic Registration. As promptly as reasonably possible (but in any event no longer than ten days) following the filing of the Annual Report of Perfumania Holdings, Inc. (“Parent”) on Form 10-K containing audited year-end financial statements as of and for the fiscal year ending on January 29, 2012, and the issuance of any other financial statements or pro forma financial information then required by the rules of the Securities and Exchange Commission (the “Commission”) to be filed with a registration statement under the Securities Act, Parent shall prepare and file with the Commission a registration statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (except if Parent is not then eligible to register for resale the Warrant Shares and the shares of Common Stock of the Parent issued pursuant to a letter agreement dated as of December [ ], 2011 among the Company, Parent, Licensor and Rene Garcia (the “Licensor Shares”) on Form S-3, the registration shall be on another appropriate form) and such other documents, as may be necessary, in the opinion of counsel for Parent, so as to permit a public offering and sale by the Holder of all of the Warrant Shares and by the Licensor (or its designee) of all of the Licensor Shares under the Securities Act, unless all of the Warrant Shares and

Licensor Shares may be sold free of volume restrictions pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”). With respect to any registration statement filed pursuant to this Section 7.1 or Section 7.2 below, Parent shall (a) use its commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act as promptly as reasonably possible after the filing thereof, (b) use its commercially reasonable efforts to keep the registration statement continuously effective under the Securities Act (including the filing of any necessary amendments, post-effective amendments and supplements) until the earlier of (i) such time as all Warrant Shares and Licensor Shares to be sold pursuant to the registration statement have been sold and (ii) the date on which all Warrant Shares and Licensor Shares may be sold without registration and without being subject to the volume limitations of Rule 144, (c) take all reasonable efforts to cause the Warrant Shares and Licensor Shares at all times during such period to be freely tradable under the registration statement, except as may be required under the federal securities laws, (d) not less than two business days prior to the filing of any registration statement or related prospectus or any amendment or supplement thereto, furnish to the Holder the sections of such documents that relate to the Holder, as proposed to be filed, which documents shall be subject to the review of the Holder, (e) promptly notify the Holder via facsimile of the effectiveness of such registration statement and the filing of any prospectus supplement or amendment to such registration statement, and (f) no later than one business day following the effectiveness of such registration statement, file with the Commission a final prospectus in accordance with Rule 424 under the Securities Act with respect to such registration statement. Anything contained herein to the contrary notwithstanding, the Parent covenants and agrees that it shall use its best efforts to cause such registration statement to be effective no later than six months following the issuance date of this Warrant.
4.Resale of Parent Common Stock. Subject to the provisions of Section 5 below, Section 3 of the Licensor Warrants shall be amended by inserting the following new Section 3.4 at the end thereof:

3.4    Resale of Parent Common Stock. Holder shall not publicly sell any Warrant Shares acquired upon exercise hereof prior to the date occurring one hundred twenty (120) days after the Effective Time of the Merger (as both terms are defined in the Merger Agreement).
5.Effectiveness; Termination of Merger Agreement. The provisions of Paragraphs 2, 3 and 4 above shall be effective if but only if the Merger is consummated in accordance with the terms of the Merger Agreement (a) as in effect on the date hereof or (b) as amended following the date hereof; provided that such amendments shall not (i) adversely affect any of the principal rights and benefits of the Holders intended hereby, (ii) affect the Merger Consideration or the Exchange Ratio (each as defined in the Merger Agreement), (iii) affect any Holder adversely and disproportionately to any other Holder without the former Holder's written consent, or (iv) adversely affect any of the other rights and benefits afforded the Holders hereunder other than in an immaterial and de minimis respect. This Warrant Amendment shall automatically terminate and be of no further force or effect in the event the Merger Agreement is terminated in accordance with the terms thereof.

6.Authorization. The Company expressly acknowledges and agrees that the execution of this agreement by the Required Holders is not, and shall not be deemed to be, a representation or warranty as to the power and authority, express or implied, of all of, or any of, the Required Holders to amend all of the Licensor Warrants pursuant hereto and thereto. Nevertheless, the Company covenants and agrees that the modification to the Licensor Warrants contained herein shall apply to the Holders of all Licensor Warrants, whether or not a Holder is a party or signatory to this agreement; provided, however, that if a Holder that is not a party or signatory to this agreement hereinafter notifies the Company in writing that such Holder does not wish the modification to the Licensor Warrants contained herein to apply to any Licensor Warrants held by such Holder, then the modification to the Licensor Warrants contained herein shall not apply to such Licensor Warrants held by such Holder.

7.Full Force and Effect. Except as amended hereby, the Licensor Warrants shall remain in full force and effect in accordance with their original terms.

8.Governing Law. This Warrant Amendment shall be construed in accordance with and governed by the internal laws (without regard to the conflict of laws provisions) of the State of Delaware.

9.Counterparts. This Warrant Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Amendment to be duly executed as of the day and year first above written.

PARLUX FRAGRANCES, INC.
By:	/s/ Frederick Purches
Name: Frederick Purches
Title: Chairman and Chief Executive Officer

[Signature Page to Amendment to Warrant Certificates]

REQUIRED HOLDERS:

JACQUELINE MARIE GARCIA 2006 FAMILY TRUST
By:	/s/ Carolina Marie Garcia
Name: Carolina Marie Garcia
Title: Co-Trustee

CAROLINA MARIE GARCIA 2006 FAMILY TRUST
By:	/s/ Carolina Marie Garcia
Name: Carolina Marie Garcia
Title: Co-Trustee

IRREVOCABLE TRUST FOR VICTOR GARCIA
By:	/s/ Carolina Marie Garcia
Name: Carolina Marie Garcia
Title: Co-Trustee

_/s/ Shawn C. Carter________
SHAWN C. CARTER

Marcy fragrance trading co. llc
By:	/s/ Shawn C. Carter
Name: Shawn C. Carter
Title: Manager

Accepted and agreed to as of the date first above written

PERFUMANIA HOLDINGS, INC.
By:	/s/ Michael W. Katz
Name: Michael W. Katz
Title: President and Chief Executive Officer

[Signature Page to Amendment to Warrant Certificates]

SCHEDULE A
LICENSOR WARRANTS

Guillermo J. Socarras
Alex Pirez
Carolina Marie Garica 2006 Family
Jacqueline Marie Garica 2006 Family
Irrevocable Trust for Victor Garica
Alfred R. Paliani
Live Nation Worldwide, Inc.
Shawn Carter
John Meneilly
Laurence Brown (a/k/a Jay Brown)
Tyran Smith
Juan Perez
Combermere Entertainment
Guillermo J. Socarras
Alex Pirez
Carolina Marie Garica 2006 Family
Jacqueline Marie Garica 2006 Family
Irrevocable Trust for Victor Garica
Alfred R. Paliani
Marcy Fragrance Trading Co. LLC
Guillermo J. Socarras
Alex Pirez
Carolina Marie Garica 2006 Family
Jacqueline Marie Garica 2006 Family
Irrevocable Trust for Victor Garica
Alfred R. Paliani
Live Nation Worldwide, Inc.
Shawn Carter
John Meneilly
Laurence Brown (a/k/a Jay Brown)
Tyran Smith
Juan Perez
Mascotte Holdings, Inc.
Guillermo J. Socarras
Alex Pirez
Carolina Marie Garica 2006 Family
Jacqueline Marie Garica 2006 Family
Irrevocable Trust for Victor Garica
Alfred R. Paliani
Marcy Fragrance Trading Co. LLC